EXHIBIT 99.1

GLYCOMIMETICS REPORTS HIGHLIGHTS AND FINANCIAL RESULTS FOR

FOURTH QUARTER AND YEAR-END 2019

•	Continued patient enrollment in both the Company-sponsored and NCI-sponsored Phase 3 clinical trials of uproleselan in acute myeloid leukemia (AML)
•	Finalized an exclusive collaboration and license agreement with Apollomics for development and commercialization of uproleselan and GMI-1687 in the Greater China region
•	Announced in early 2020 first patient dosing in Phase 1b clinical trial of GMI-1359 in individuals with breast cancer, led by co-principal investigators from the Duke Cancer Institute
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Upon receiving notice of Pfizer’s termination of license agreement for rivipansel in early 2020, indicated we will work to determine what, if any, next steps to take after more completely reviewing Phase 3 clinical data in vaso-occlusive sickle cell crisis

•	To host conference call and webcast today at 8:30 a.m. ET

ROCKVILLE, MD, February 28, 2020 — GlycoMimetics, Inc. (Nasdaq: GLYC) today reported its financial results for the year and fourth quarter ended December 31, 2019 and highlighted recent company events including several accomplishments reported to date in 2020.  Cash and cash equivalents at December 31, 2019 were $158.2 million.

“GlycoMimetics ended 2019 with robust support from investigators for our uproleselan Phase 3 registration program in relapsed/refractory AML as well as our collaboration with the National Cancer Institute (NCI) on a multi-center clinical trial evaluating the drug candidate in newly diagnosed patients fit for chemotherapy. The two trials have raised awareness of our clinical data to date suggesting that uproleselan may be clearly differentiated from other drugs in development in AML.  Endpoints from the two studies have potential to demonstrate that uproleselan could both extend survival and ameliorate the severe side effects experienced by patients following standard treatment,” commented Rachel King, Chief Executive Officer.

“Given our current cash position, we are confident that we can move through key milestones in the uproleselan program, advance our other pipeline programs, and continue to leverage our unique glycochemistry platform to deliver important and potentially game-changing treatments to patients and caregivers.  With regard to Pfizer’s recent decision to return rivipansel rights to us, we look forward to reviewing the full Phase 3 clinical data set and will work to determine what, if any, next steps to take,” she added.

Uproleselan

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GlycoMimetics’ pivotal Phase 3 trial of uproleselan in relapsed/refractory AML continued to initiate and activate clinical sites and to enroll patients in the U.S., Australia and in Europe, with completion of enrollment expected to occur in the second half of 2021.

•	Investigators continued to enroll patients in the NCI-sponsored Phase 3 clinical trial designed to evaluate uproleselan in newly diagnosed older adults with AML who are fit for chemotherapy.
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GlycoMimetics and Apollomics announced in January 2020 an exclusive collaboration and license agreement for the development and commercialization of uproleselan and GMI-1687 in Mainland China, Hong Kong, Macau and Taiwan.

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Clinical data shared at the Annual ASH Meeting showed that uproleselan can potentially selectively break the underlying environment-mediated drug resistance of AML bone marrow tumors and prolong overall survival in high-risk patients with AML. Other presentations highlighted E-selectin as a major extrinsic contributor to chemoresistance in AML.

Rivipansel

•	Pfizer announced in August 2019 that its Phase 3 clinical trial evaluating rivipansel in sickle cell disease (SCD) failed to meet the primary endpoint and key secondary endpoints.
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In February 2020, GlycoMimetics received written notice from Pfizer of the termination of the parties’ 2011 rivipansel license agreement, including the return of all rights and licenses previously granted to Pfizer. This termination becomes effective in April 2020, and GlycoMimetics will work to assess what, if any, next steps to take with respect to the rivipansel program after reviewing Pfizer’s Phase 3 clinical data more completely.

GMI-1359

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Duke University initiated a proof-of-concept Phase 1b study to evaluate GMI-1359 in patients with advanced breast cancer with bone metastases, and investigators dosed the first patient in January of this year. The trial is evaluating safety and biomarkers of cancer cell mobilization in individuals with hormone receptor positive metastatic breast cancer.

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Shortly after the 2019 year-end, a new composition of matter and formulation patent issued for GMI-1359, and the U.S. Food and Drug Administration (FDA) granted orphan drug and rare pediatric disease designations for the drug candidate for the treatment of osteosarcoma that may provide future development support and marketing protections.

Fourth Quarter and Year-end 2019 Financial Results:

•	Cash position: As of December 31, 2019, GlycoMimetics had cash and cash equivalents of $158.2 million as compared to $209.9 million as of December 31, 2018.

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R&D Expenses: The Company’s research and development expenses decreased to $11.5 million for the quarter ended December 31, 2019 as compared to $12.0 million for the fourth quarter of 2018.  This decrease was due to a reduction in manufacturing expenses in combination with an increase in clinical expenses in the fourth quarter of 2019 as compared to the same quarter in 2018.  In the fourth quarter of 2018, the manufacturing expenses included raw materials for the upcoming manufacturing batches that were initiated in 2019.  The clinical expenses increased in the fourth quarter of 2019 due to the start-up clinical costs related to our randomized, double-blind, placebo-controlled Phase 3 clinical trial to evaluate uproleselan in individuals with relapsed/refractory AML.

Research and development expenses increased by $6.9 million to $47.0 million for the year ended December 31, 2019, from $40.1 million in the year ended December 31, 2018. These increases were primarily the result of increased clinical costs related to our randomized, double-blind, placebo-controlled Phase 3 clinical trial to evaluate uproleselan in individuals with relapsed/refractory AML and costs associated with the Phase 2/3 randomized, controlled clinical trial to evaluate uproleselan in older adults with previously untreated AML who are suitable for intensive chemotherapy which is being conducted by the NCI. The NCI trial opened for enrollment in early 2019 and enrolled the first patient in April 2019. Personnel-related and stock-based compensation expenses increased due to an increase in clinical headcount and annual stock option awards granted in 2019.

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G&A Expenses: The Company’s general and administrative expenses increased to $3.9 million for the quarter ended December 31, 2019 as compared to $2.9 million for the fourth quarter of 2018.  General and administrative expenses for the year ended December 31, 2019 increased to $14.4 million as compared to $11.4 million in the prior year.  These increases were primarily due to higher legal and patent expenses as well as labor-related costs and stock-based compensation expense. Patent expenses were higher due to an increase in the number of patent applications filed in 2019 as compared to 2018.  Personnel-related and stock-based compensation expenses increased due to additional headcount in 2019, annual salary adjustments and stock option and restricted stock unit awards granted in 2019.

•	Shares Outstanding: Shares of common stock outstanding as of December 31, 2019 were 43,466,933.

The Company will host a conference call and webcast today at 8:30 a.m. ET.  The dial-in number for the conference call is (844) 413-7154 for domestic participants and (216) 562-0466 for international participants, with participant code 4169765. A webcast replay will be available via the “Investors” tab on the GlycoMimetics website for 30 days following the call. A dial-in phone replay will be available for 24 hours after the close of the call by dialing (855) 859-2056 for domestic participants and (404) 537-3406 for international participants, participant code 4169765.

About Uproleselan (GMI-1271) and GMI-1687

Discovered and developed by GlycoMimetics, uproleselan and GMI-1687 are investigational, first-in-class, targeted inhibitors of E-selectin.  Uproleselan (yoo’ pro le’ sel an), currently in a comprehensive Phase 3 development program in AML, has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) for the treatment of adult AML patients with relapsed or refractory disease. Uproleselan is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. In a Phase 1/2 clinical trial, uproleselan was evaluated in both newly diagnosed elderly and relapsed or refractory patients with AML. In both populations, patients treated with uproleselan together with standard chemotherapy achieved better-than-expected remission rates and overall survival compared to historical controls, which have been derived from results from third-party clinical trials evaluating standard chemotherapy, as well as lower-than-expected induction-related mortality rates. Treatment in these patient populations was generally well-tolerated, with fewer than expected adverse effects.

GMI-1687 is a rationally designed, innovative antagonist of E-selectin that is potentially suitable for subcutaneous (SC) administration. When given by SC injection in preclinical models, GMI-1687 has been observed to have equivalent activity to uproleselan, but at an approximately 1,000-fold lower dose. GlycoMimetics believes that GMI-1687 could be developed as a potential life-cycle expansion to broaden the clinical usefulness of an E-selectin antagonist to conditions where outpatient treatment is preferred or required. GMI-1687 is currently undergoing investigational new drug (IND)-enabling studies.

About GMI-1359

GMI-1359 is designed to simultaneously inhibit both E-selectin and CXCR4. E-selectin and CXCR4 are both adhesion molecules involved in tumor trafficking and metastatic spread. Preclinical studies indicate that targeting both E-selectin and CXCR4 with a single compound could improve efficacy in the treatment of cancers that involve the bone marrow such as acute myeloid leukemia (AML) and multiple myeloma or in solid tumors that metastasize to the bone, such as prostate cancer and breast cancer, as well as in osteosarcoma, a rare pediatric tumor. GMI-1359 has completed a Phase 1 clinical trial in healthy volunteers. The newly initiated Phase 1b clinical study in breast cancer patients is designed to enable investigators to identify an effective dose of the drug candidate and to generate initial biomarker data around the drug’s activity.  GMI-1359 has received Orphan Drug Designation and Rare Pediatric Disease Designation from the FDA for the treatment of osteosarcoma, a rare cancer affecting about 900 adolescents a year in the United States.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role.  GlycoMimetics’ wholly-owned drug candidate, uproleselan, an E-selectin antagonist, was evaluated in a Phase 1/2 clinical trial as a potential treatment for AML and is being evaluated across a range of patient populations including a Company-sponsored Phase 3 trial in relapsed/refractory AML. GlycoMimetics has also completed a Phase 1 clinical trial with another wholly-owned drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s strategy and the clinical development and potential benefits and impact of its drug candidates. These forward-looking statements include those relating to the planned clinical development of the Company’s product candidates, including expectations with regard to the enrollment of patients in its ongoing Phase 3 clinical trial, and its other plans for its current cash resources. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on February 28, 2020, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

Source: GlycoMimetics, Inc.

GlycoMimetics Contacts

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(Unaudited)

Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development expense	11,467	12,039	47,029	40,092
General and administrative expense	3,868	2,921	14,360	11,413
Total costs and expenses	15,335	14,960	61,389	51,505

Loss from operations	(15,335)	(14,960)	(61,389)	(51,505)

Interest income	609	1,053	3,497	3,231

Net loss and comprehensive loss	$(14,726)	$(13,907)	$(57,892)	$(48,274)

Net loss per common share – basic and diluted	$(0.34)	$(0.32)	$(1.34)	$(1.18)
Weighted-average common shares – basic and diluted	43,373,753	43,143,272	43,254,782	41,044,621

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	December 31,	December 31,
	2019	2018

Cash and cash equivalents	$158,201	$209,918

Working capital	151,577	203,506

Total assets	167,970	214,839

Total liabilities	13,769	9,375

Total stockholders' equity	154,201	205,464